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                                                               EXHIBIT 99.1


                                                       FOR IMMEDIATE RELEASE

Contact(s):   CIC
              Marjorie Bailey
              (650) 802-7779
              mbailey@cic.com


                     COMMUNICATION INTELLIGENCE CORPORATION
                      FIRST QUARTER 2001 FINANCIAL RESULTS


REDWOOD SHORES, CA, APRIL 26, 2001 - (Nasdaq: CICI) Communication Intelligence Corporation ("CIC" or the "Company"), bringing you "The Power to Sign Online(TM)", announced today its financial results for the first quarter ended March 31, 2001.

Total revenue for the three months ended March 31, 2001 increased by $0.241 million, or 18%, to $1.618 million as compared to revenues of $1.377 million for the corresponding quarter of the prior year. This increase is primarily attributed to Corporate sales, which includes PenOp related maintenance revenues, Enterprise and OEM revenues, and also Online revenue, which is the Company's software sold over the internet, via CIC's website.

The net loss for the first quarter ended March 31, 2001 was $0.741 million, or $0.01, on 90 million weighted average common shares as compared to a net loss for the quarter ended March 31, 2000 of $0.888 million, or $0.01, on 83 million weighted average common shares. The net loss for the first quarter of 2001 decreased 17% over the first quarter of the prior year. This decrease in net loss for the first quarter 2001 was primarily attributable to a decrease in cost of goods sold related to the Company's Online revenue and Corporate sales, offset by an increase in non-cash amortization expense for intangibles from CIC's acquisition of PenOp in October 2000.

CIC's president and CEO, Guido DiGregorio stated, "Despite the current economic slowdown, CIC continues to demonstrate the focus and market acceptance necessary to increase revenue. Both our Corporate sales and Online revenue efforts continue to focus on leveraging CIC's biometric electronic signature solutions and natural input technologies in high potential applications such as e-Commerce, mobile voice/internet devices, and corporate security. This strategy is achieving results necessary to move towards accelerated sales. Based on the backlog and current sales activity, and subject to any further deterioration in our market, we are projecting a return to profitability next quarter."

SELECTED FINANCIAL INFORMATION FOLLOWS. Detailed corporate and financial information is available on CIC's website at WWW.CIC.COM
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ABOUT CIC
Communication Intelligence Corporation (CIC) is a leading supplier of natural input and electronic signature solutions for wireless Internet and e-Commerce applications enabling the world with "The Power to Sign Online(TM)". The Company's core software technologies include multilingual handwriting recognition systems, biometric signature verification, natural messaging, and operating system extensions that enable pen input. CIC's products are designed to increase the ease of use, functionality, and security of wireless electronic devices ranging from handheld companions to cellular phones. Ericsson, Fujitsu, Hitachi, Microsoft, Mitsubishi, National Semiconductor, Symbian and IBM among others have licensed the Company's technology. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at WWW.CIC.COM.


Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include the following: (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of the products; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company's business; (3) the Company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC and its logo are registered trademarks, and The Power to Sign Online is a trademark of Communication Intelligence Corporation. All other trademarks and registered trademarks are the property of their respective holders.






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







                     COMMUNICATION INTELLIGENCE CORPORATION
            Selected Consolidated Statement of Operations Information
                    (In thousands, except per share amounts)

                                                                                    THREE MONTHS ENDED
                                                                               ----------------------------
                                                                                         (UNAUDITED)

                                                                                03/31/01              03/31/00
                                                                                --------              --------

Revenues(1)                                                                   $    1,618            $    1,377

Net loss applicable to common stockholders                                    $     (741)           $     (888)

Basic and diluted net loss per common share                                   $    (0.01)           $    (0.01)

Weighted average common shares outstanding                                        90,222                83,005





                 Selected Consolidated Balance Sheet Information
                                 (In thousands)

                                                                            03/31/01              12/31/00
                                                                            --------              --------
                                                                           (UNAUDITED)

Cash & cash equivalents                                                    $    2,057           $    2,349

Total current assets                                                            4,278                4,550

Total assets                                                                   10,954               11,302

Deferred revenue (2)                                                               55                   61

Total current liabilities (3)                                                   2,692                1,441

Total stockholders' equity                                                      8,135                8,307


NOTES:

(1) Revenues include nonrecurring maintenance revenues from M10 (formerly PenOp) of $352,000, net.

(2) Deferred revenues consist principally of deferred maintenance contract revenue.

(3) Includes deferred revenues of $55 and $61 for the period ended March 31, 2001 and December 31, 2000, respectively.



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